Exhibit 10.6

WYNN RESORTS (MACAU) S.A.

7.5% Subordinated Notes

Maximum Aggregate Amount – $122,000,000

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated September 14, 2005

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20.	MISCELLANEOUS		10
	20.1.	Security	10
	20.2.	Subordination	10
	20.3.	Successors and Assigns	10
	20.4.	Payments Due on Non-Business Days	10
	20.5.	Severability	10
	20.6.	Construction	10
	20.7.	Counterparts	10
	20.8.	Governing Law, Jurisdiction	11

SCHEDULE A	—	DEFINED TERMS

SCHEDULE B	—	PURCHASE FOR INVESTMENT

EXHIBIT 1	—	Form of 7.5% Subordinated Note

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Wynn Resorts (Macau) S.A.

335-341 Alameda Dr. Carlos D’Assumpção

9th Floor, Hotline Center

Macau

7.5% Subordinated Notes

September 14, 2005

Wynn Group Asia, Inc.

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

USA

Ladies and Gentlemen:

Wynn Resorts (Macau) S.A., a company organized under the laws of the Macau Special Administrative Region of the People’s Republic of China (the “Company”), agrees with Wynn Group Asia, Inc., a Nevada corporation (“you” or “Purchaser”) as follows:

The Company previously authorized the issuance and sale of at least $122,000,000 aggregate principal amount of its 7.5% Subordinated Notes pursuant to that certain Note Purchase Agreement between the Company and the Purchaser dated September 14, 2004 (“Original NPA”). Under the Original NPA, the Company previously sold, and the Purchaser purchased, a note in the aggregate principal amount of $50,000,000 pursuant to a certain “7.5% Subordinated Note Due 2012” dated August 24, 2005 (the “Previous Note”).

The Company and the Purchaser desire to amend and restate the Original NPA in order to modify certain provisions related to the sale and purchase of the Previous Note and the Notes (as defined herein). The Company and the Purchaser agree that this Amended and Restated Note Purchase Agreement (this “Agreement”) supercedes and replaces the Original NPA in its entirety.

1.	AUTHORIZATION OF NOTES

The Company will authorize the issuance and sale of at least $80,000,000, and up to $122,000,000, aggregate principal amount of its 7.5% Subordinated Notes (the “Notes”, such term to include the Previous Note and any notes issued in substitution for any notes issued pursuant to this Agreement). The principal amount of the Previous Note shall be included within the aggregate amount of Notes issued and sold, or to be issued and sold, by the Company hereunder. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be agreed to by you and the Company (and the Previous Note shall be in the form so issued). Certain capitalized terms used in this Agreement are defined in Schedule A. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit to this Agreement.

2.	SALE AND PURCHASE OF NOTES

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing(s) provided for in Section 3,

Notes in at least $80,000,000, and up to $122,000,000, aggregate principal amount at the purchase price of 100% of the principal amount thereof. The Company and the Purchaser hereby acknowledge and agree that the Previous Note constitutes part of the Notes issued and sold, or to be issued and sold, under this Agreement and is included within aggregate principal amount of Notes issued and sold, or to be issued and sold by the Company and purchased by the Purchaser hereunder.

3.	CLOSING

The sale and purchase of the Notes shall occur at the offices of the Company, in such amounts, on such days and at such times as requested by the Company in one or more written notices (each, a “Drawdown Notice”) delivered to you at least 5 days prior to the requested date, at one or more closings (each, a “Closing”), or in such other amount, at such other place, day or time as may be agreed upon by the Company and you. Each Drawdown Notice shall request a draw of at least $5,000,000 and no more than $72,000,000. At each Closing the Company will deliver to you the Note to be purchased by you at such Closing in the form of a single Note dated the date of such Closing and registered in your name, against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer for the account of the Company to such account number as may be notified in writing by the Company.

4.	CONDITIONS TO CLOSING

Your obligation to purchase and pay for any additional Notes to be sold to you at the relevant Closing is subject to the fulfillment, prior to or at the relevant Closing, of the following conditions:

4.1.	Representations and Warranties

The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on the date of this Agreement and at the time of the Closing (unless any such representation or warranty is expressly stated to be given as of a different date).

4.2.	Performance; No Default

The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the relevant Closing. There shall not have occurred and be continuing an Event of Default under this Agreement or the Senior Loan Facilities.

4.3.	Compliance Certificates

(a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreement.

4.4.	Purchase Not Prohibited By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) not be prohibited by the laws and regulations of the Macau Special Administrative Region of the People’s Republic of China, the United States of America and the State of Nevada and (ii) not violate any applicable law or regulation that could reasonably be expected to restrain, prevent or otherwise impose materially adverse conditions on the issuance of the Notes.

4.5.	Base Equity

Not less than $230,000,000 shall have been irrevocably and unconditionally contributed as “Base Equity” (as defined in the Common Terms Agreement) to the Company.

4.6.	Litigation

There shall not be pending or, to our knowledge, threatened, any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality that would reasonably be expected to have a material adverse effect on the issuance of or performance of the Notes.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to you that:

5.1.	Organization; Power and Authority

The Company has been duly organized and is validly existing as a company under the laws of the Macau Special Administrative Region of the People’s Republic of China, with power and authority to own or lease and operate its properties and conduct its business and to enter into and to perform its obligations under this Agreement and the Notes.

5.2.	Authorization, etc.

The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the Notes have been duly and validly authorized by all necessary action on the part of the Company, and this Agreement has been, and each Note will be at the Closing, duly executed and delivered by the Company.

5.3.	Enforceability

Assuming due and valid authorization, execution and delivery thereof by you, this Agreement is, and when issued and delivered in accordance with the terms of this Agreement, each Note will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

5.4.	No Material Adverse Change

There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened (A) against the Company or (B) that has as the subject thereof any officer or director of, or property owned or leased by or to, the Company, in each case, before any court or administrative agency or otherwise where, in any such case, there is both a reasonable possibility of such action, suit or proceeding being determined adversely to the Company and where any such action, suit, claim or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change, or prevent, adversely affect, hinder or delay the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder or under the Notes.

6.	REPRESENTATIONS OF THE PURCHASER

You represent and warrant to the Company that:

6.1.	Organization; Power and Authority

Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to enter into and to perform its obligations under this Agreement.

6.2.	Authorization, etc.

The execution and delivery of, and the performance by Purchaser of its obligations under, this Agreement have been duly and validly authorized by all necessary action on its part, and Purchaser has duly executed and delivered this Agreement.

6.3.	Enforceability

Assuming due and valid authorization, execution and delivery thereof by the Company, this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

7.	PREPAYMENT OF THE NOTES

7.1.	Mandatory Prepayments

From and after the date on which all obligations under the Senior Loan Facilities have been discharged, the mandatory prepayment provisions of Schedule 9 of the Common Terms Agreement (or the prepayment provisions of any amended, supplemental, refinanced or replacement Senior Loan Facilities) shall apply mutatis mutandis to the Notes where the context permits such construction, and to the extent the context does not permit such construction, such provisions shall apply as closely as possible under the circumstances.

7.2.	Mandatory Disposition or Redemption Pursuant to Gaming Laws

Notwithstanding any other provision hereof, if any Gaming Authority requires a holder or beneficial owner of Notes to be licensed, qualified or found suitable under any applicable Gaming Law and the holder or beneficial owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (2) is notified by a Gaming Authority that it shall not be licensed, qualified or found suitable, the Company shall have the right, at its option, to:

(a) require the holder or beneficial owner to dispose of its Notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of:

(1) the termination of the period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability; or

(2) the receipt of the notice from the Gaming Authority that the holder or beneficial owner shall not be licensed, qualified or found suitable by the Gaming Authority; or

(b) redeem the Notes of the holder or beneficial owner at a redemption price equal to:

(1) the price determined by the Gaming Authority; or

(2) if the Gaming Authority does not determine a price, the lesser of:

(A) the principal amount of the Notes; and

(B) the price that the holder or beneficial owner paid for the Notes,

and in the case of (A) or (B), together with accrued and unpaid interest on the Notes to the earlier of (1) the date of redemption or such earlier date as is required by the Gaming Authority or (2) the date of the finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption. Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of Notes shall not be licensed, qualified or found suitable, the holder or beneficial owner shall not have any further rights with respect to the Notes to:

(i) exercise, directly or indirectly, through any Person, any right conferred by the Notes, this Agreement or the Deed of Appointment and Priority; or

(ii) receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the Notes.

The Company is not required to pay or reimburse any holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses shall be the obligation of the holder or beneficial owner.

7.3.	Optional Prepayments

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes at 100% of the principal amount so prepaid, without premium. The Company will give you written notice of each optional prepayment under this Section 7.3 not less than 7 days and not more than 30 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

7.4.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 7, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled.

8.	COVENANTS OF THE COMPANY

8.1.	Senior Loan Facilities Covenants

The covenants of Schedule 5 of the Common Terms Agreement (or the covenants of any amended, supplemented, refinanced or replacement Senior Loan Facilities) shall apply mutatis mutandis to the Notes where the context permits such construction, and to the extent the context does not permit such construction, such provisions shall apply as closely as possible under the circumstances. Any and all waivers, consents or approvals made or given, or deemed given, by the holders of the Senior Indebtedness (or any agent or adviser acting on their behalf) under the Senior Loan Facilities shall apply to the Notes with the same effect as if the waiver had been given by the holders of the Notes.

8.2.	Aggregate Principal Amount of Senior Indebtedness

Notwithstanding Section 8.1, the Company shall not amend, supplement, refinance or replace the Senior Loan Facilities such that the principal amount of funded Senior Indebtedness outstanding at any time exceeds $1,200,000,000 (or if the Company incurs Financial Indebtedness (as defined in the Common Terms Agreement) permitted under paragraph 2(f) of Schedule 5, Part B of the Common Terms Agreement, $1,200,000,000 plus an amount being 150% of the aggregate amount of such Financial Indebtedness incurred by the Company).

9.	COVENANTS OF THE HOLDERS OF NOTES

It is the express intention of the parties that the Company is entitled to have outstanding at any time up to $1,200,000,000 (or if the Company incurs Financial Indebtedness (as defined in the Common Terms Agreement) permitted under paragraph 2(f) of Schedule 5, Part B of the Common Terms Agreement, $1,200,000,000 plus an amount being 150% of the aggregate amount of such Financial Indebtedness incurred by the Company) aggregate principal amount of funded Senior Indebtedness. To this end, each holder of Notes shall cooperate with the Company in its incurrence of Senior Indebtedness by taking all actions requested by the Company to facilitate such incurrence, including, without limitation, entering into intercreditor agreements that, taken as a whole, are not less favorable to the holders of Notes than the terms of the Deed of Appointment and Priority.

10.	EVENTS OF DEFAULT

The events of default in Schedule 10 of the Common Terms Agreement (or the events of default of any amended, supplemented, refinanced or replacement Senior Loan Facilities) (each, an “Event of Default”) shall apply mutatis mutandis to the Notes where the context permits such construction, and to the extent the context does not permit such construction, such provisions shall apply as closely as possible under the circumstances. Any and all waivers of a Default or an Event of Default given, or deemed given, by the holders of the Senior Indebtedness (or any agent or adviser acting on their behalf) under the Senior Loan Facilities shall apply to the Notes with the same effect as if the waiver had been given by the holders of the Notes.

11.	REMEDIES ON DEFAULT, ETC.

11.1.	Deed of Appointment and Priority

No holder of Notes may exercise any rights or remedies or take any action in respect of the breach of any provision of this Agreement or the Notes or upon the occurrence and continuation of an Event of Default except as provided in the Deed of Appointment and Priority (or the provisions of any amended, supplemented, refinanced or replacement agreement governing intercreditor arrangements). Any proceeds from the exercise of remedies in accordance with the Deed of Appointment and Priority shall be applied in accordance with the terms of the Deed of Appointment and Priority (or the provisions of any amended, supplemented, refinanced or replacement agreement governing intercreditor arrangements).

12.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

12.1.	Registration of Notes

The Company shall keep at its principal executive office a register for the registration (and registration of transfers) of Notes. The name and address of each holder of Notes, and, subject to Section 12.2, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

12.2.	Transfer and Exchange of Notes

Except as provided in the Deed of Appointment and Priority or in Section 7.2 hereof, the rights of each holder of Notes under this Agreement and the Notes may not be assigned or transferred without the consent of the holders of the Senior Indebtedness, such consent not to be unreasonably withheld. Except as provided in the Deed of Appointment and Priority, the rights of each holder of Notes under this Agreement and the Notes may not be assigned or transferred without the prior written consent of the Company. Subject to compliance with applicable law, obtaining the requisite consents and to the execution of deeds of accession acceptable to the holders of the Senior Indebtedness and the Company, upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Each Note may be transferred only in whole, and not in part. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Schedule B as of the date of transfer and shall be deemed to have agreed to, and shall be subject to, all terms and provisions of this Agreement and the Notes.

12.3.	Replacement of Notes

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it, or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

13.	PAYMENTS ON NOTES

13.1.	Method and Place of Payment

The Company will pay, or arrange for payment of, all sums becoming due on such Note for principal and interest by wire transfer of immediately available funds to an account specified in writing by the holder of such Note. Upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by you, you will surrender such Note to the Company in exchange for a new Note or Notes in accordance with Section 12.2.

All payments made by the Company hereunder shall be made irrespective of, and without any deduction for, any setoff, counterclaim or withholding. If any amount payable hereunder is required by applicable law to be withheld by the Company, then the Company shall pay such additional amount to the Purchaser so that the net amount received by the Purchaser shall equal the payment due to the Purchaser without regard to the amount so withheld.

14.	EXPENSES, ETC.

14.1.	Transaction Expenses

All costs and expenses incurred by the Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Purchaser, and all costs and expenses incurred by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Company.

15.	ENTIRE AGREEMENT

This Agreement, the Notes and the Deed of Appointment and Priority, embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

16.	AMENDMENT AND WAIVER

16.1.	Requirements

Except as otherwise provided in Sections 8 and 10, this Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3 or 4 hereof will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Sections 8 and 10, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, or (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver.

16.2.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.	NOTICES

All notices and communications provided for hereunder shall be in writing and either hand delivered in person or sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent or hand delivered:

(i) if to you, at the address specified on the first page of this Agreement, or at such other address as you shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth on the first page of this Agreement beginning hereof to the attention of the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 17 will be deemed given on the third Business Day after transmittal.

18.	CONFIDENTIAL INFORMATION

For the purposes of this Section 18, “Confidential Information” means information delivered to you or your representatives by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or confidential information of the Company or any Affiliate of the Company, provided, that such term does not include information that (a) was publicly known prior to the time of such disclosure, or (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf. You will maintain the confidentiality of such Confidential Information and not disclose it to any other Person; provided, that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (iii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to you, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which you are a party, or (D) as may be provided for in the Deed of Appointment and Priority.

Notwithstanding anything to the contrary contained herein, you and each of your representatives may disclose to any person, without limitation, the “tax treatment” and “tax structure” (in each case, within the meaning of U.S. Treasury Regulation Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to you and your representatives relating to such tax treatment and tax structure

19.	CROSS ACCELERATION

If the maturity of the Senior Indebtedness is accelerated following the occurrence of an event of default thereunder, the maturity of the Notes shall be accelerated to the maturity date of the Senior Indebtedness upon receipt by the Company of a written notice signed by the Required Holders stating their election to accelerate the maturity of the Notes. Any exercise of rights or remedies by the holders of the Notes shall be subject to the provisions of Section 11.

20.	MISCELLANEOUS

20.1.	Security

The performance by the Company of its obligations under the Notes is secured as set forth in the Deed of Appointment and Priority.

20.2.	Subordination

The obligations of the Company under the Notes and this Agreement, and all security interests, liens and encumbrances granted to secure such obligations, are subordinated as set forth in the Deed of Appointment and Priority.

20.3.	Successors and Assigns

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective permitted successors and assigns.

20.4.	Payments Due on Non-Business Days

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

20.5.	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

20.6.	Construction

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

20.7.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

20.8.	Governing Law, Jurisdiction

This Agreement and the Notes shall be governed by and construed in accordance with the internal laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York general obligations law and Rule 327(b) of the New York Civil Practice Laws and Rules. The Company and Purchaser hereby irrevocably submit to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement or the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Company and Purchaser irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company and the Purchaser hereby irrevocably appoints CT Corporation System as its authorized agent on which any and all legal process related to this Agreement or the Notes may be served in any such action, suit or proceeding brought in any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York.

*   *   *   *   *

[Signatures Appear on Following Page]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company dated as of the first day written above.

Very truly yours,

WYNN RESORTS (MACAU) S.A.

By:	/s/ MATT MADDOX
Name:	Matt Maddox
Title:	CFO

ACKNOWLEDGED AND AGREED:

WYNN GROUP ASIA, INC.

By:	/s/ MATT MADDOX
Name:	Matt Maddox
Title:	Attorney

SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in the third paragraph of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or the Macau Special Administrative Region of the People’s Republic of China are required or authorized to be closed.

“Closing” is defined in Section 3.

“Common Terms Agreement” means the Common Terms Agreement, as amended, dated as of September 14, 2004, by and among the Company, the holders of the Senior Indebtedness and the other parties thereto, relating to the financing of the Company’s proposed hotel-casino resort in Macau.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 18.

“Deed of Appointment and Priority” means the Deed of Appointment and Priority, as amended, dated as of September 14, 2004, by and among the Company, the Purchaser and the other parties thereto.

“Event of Default” is defined in Section 10.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and similar or analogous agency or authority in the Macau Special Administrative Region of the People’s Republic of China, and any other applicable gaming regulatory authority or agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Affiliates.

“Gaming Law” means the gaming laws, rules, regulations or ordinances of any jurisdiction or jurisdictions to which the Company or any of its Affiliates is, or may be at any time after the date hereof, subject.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company.

“Material Adverse Change” means a material adverse change in the business, properties, assets, operations or financial condition of the Company and its subsidiaries taken as a whole, whether or not occurring in the ordinary course of business.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of the President, General Manager, Chief Financial Officer, Treasurer or any Vice President of the Company.

“Original NPA” is defined in the second paragraph of this Agreement.

“Performance Bond Facility Agreement” means the bank reimbursement agreement dated September 14, 2004, by and between the Company and Banco Nacional Ultramarino, S.A.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Previous Note” is defined in the second paragraph of this Agreement.

“Purchaser” is defined in the first paragraph of this Agreement.

“Required Holders” means, at any time, the holders of in excess of 50% in principal amount of the Notes at the time outstanding.

“$” denotes the lawful currency of the United States of America.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Loan Facilities” means the credit facilities, loan agreements, letters of credit or other agreements pursuant to which Senior Indebtedness is incurred, and initially includes the Senior Finance Documents (as defined in the Common Terms Agreement).

“Senior Indebtedness” means indebtedness designated by the Company in an amount funded at any given time not in excess of $1,200,000,000 (or if the Company incurs Financial Indebtedness (as defined in the Common Terms Agreement) permitted under paragraph 2(f) of Schedule 5 Part B of the Common Terms Agreement, $1,200,000,000 plus an amount being 150% of the aggregate amount of such Financial Indebtedness incurred by the Company) (exclusive of any indebtedness under the “Performance Bond Facility Agreement” (as defined in the Common Terms Agreement)), which shall rank senior to the Notes in accordance with the Deed of Appointment and Priority.

SCHEDULE B

PURCHASE FOR INVESTMENT

(To be made by a transferee Purchaser)

Purchaser is knowledgeable, sophisticated and experienced in business and financial matters; it has previously invested in securities similar to the Notes and it acknowledges that the Notes are transferable only under limited circumstances; it is aware that its investment in the Notes is a speculative investment that has limited liquidity and is subject to the risk of complete loss; it is able to bear the economic risk of its investment in the Notes and is able to afford the complete loss of such investment. Purchaser has been given a full opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning Purchaser’s investment in the Notes, the business of the Company, and such other information as Purchaser desires in order to evaluate an investment in the Notes, and all such questions have been answered to the full satisfaction of Purchaser. Purchaser has been furnished with such information about the Company’s assets, operations, and business activities which Purchaser has requested and which Purchaser considers necessary or relevant to enable it to make a decision about its investment in the Notes. Purchaser is an “accredited investor” as defined in Rule 501 promulgated pursuant to the Securities Act. Purchaser acknowledges that the Notes are restricted securities and may not be transferred without registration under the Securities Act and applicable state securities or pursuant to an exemption therefrom.

EXHIBIT 1

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY FOREIGN OR STATE SECURITIES LAWS. NO SALE OR DISTRIBUTION OF THIS NOTE MAY BE EFFECTED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR FOREIGN OR STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTE PURCHASE AGREEMENT PURSUANT TO WHICH IT WAS ISSUED.

Wynn Resorts (Macau) S.A.

7.5% SUBORDINATED NOTE DUE

$[ ]

[Date]

FOR VALUE RECEIVED, the undersigned, Wynn Resorts (Macau) S.A. (herein called the “Company”), a company organized under the laws of the Macau Special Administrative Region of the People’s Republic of China, hereby promises to pay to Wynn Group Asia, Inc., or registered assigns, the principal sum of [            ] UNITED STATES DOLLARS (US$[            ]) on the Maturity Date (as defined below), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 7.5% per annum from the date hereof, payable semiannually, on the [            ] day of [            ] and [            ] in each year, commencing with the [            ] or [            ] next succeeding the date hereof, until the principal hereof shall have become due and payable; provided, that if the Company is prohibited from making any interest payment(s) pursuant to the terms of the Senior Loan Facilities, the amount that otherwise would have been paid on such interest payment date(s) shall be paid on the next interest payment date, together with interest thereon from the date of the initial missed interest payment date to the date of payment on which the Company is not prohibited from making such interest payment. “Maturity Date” means the later of (x) [insert date corresponding to the seventh anniversary of the issuance of the first note issued pursuant to the Note Purchase Agreement] and (y) [insert date 6 months after initial scheduled maturity date of Senior Loan Facilities]; provided, that if any amounts are outstanding under the Performance Bond Facility Agreement on what would otherwise be the maturity date, the maturity date shall be the date 30 days after payment of such outstanding amount.

Payments of principal of and interest with respect to this Note are to be made in lawful money of the United States of America at [            ] or at such other place as provided in the Note Purchase Agreement referred to below.

This Note was issued pursuant to an Amended and Restated Note Purchase Agreement, dated as of September             , 2005 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the Purchaser and is entitled to the benefits and is subject to the obligations therein. Each transferee holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Schedule B to the Note Purchase Agreement as of the date of transfer, and each holder shall be deemed to have agreed to, and shall be subject to, all terms and provisions of the Note Purchase Agreement and the Notes.

The Company will make required payments of principal as specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If the maturity of the Senior Loan Facilities is accelerated as a result of the occurrence of an event of default thereunder, the maturity of the Notes shall be accelerated to the maturity date of the Senior Loan Facilities upon receipt by the Company of a written notice signed by the Required Holders stating their election to accelerate the maturity of the Notes.

No holder of this Note may exercise any rights or remedies or take any action in respect of the breach of any provision of the Note Purchase Agreement or this Note or upon the occurrence and continuation of an Event of Default except as provided in the Deed of Appointment and Priority (or the provisions of any amended, supplemented, refinanced or replacement agreement governing intercreditor arrangements). Any proceeds from the exercise of remedies in accordance with the Deed of Appointment and Priority shall be applied in accordance with the terms of the Deed of Appointment and Priority (or the provisions of any amended, supplemented, refinanced or replacement agreement governing intercreditor arrangements).

The obligations of the Company under this Note and the Note Purchase Agreement, and all security interests, liens and encumbrances granted to secure such obligations, are subordinated as set forth in the Deed of Appointment and Priority.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York general obligations law and Rule 327(b) of the New York Civil Practice Laws and Rules. By its acceptance hereof, the holder irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the Note Purchase Agreement or this Note, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. By its acceptance hereof, the holder hereby irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note Purchase Agreement.

WYNN RESORTS (MACAU) S.A.

By:
Name:
Its: